UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 5, 2014

Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 Lake Cook Road, Suite 600; Deerfield, Illinois		60015
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 597-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2014, Cosi, Inc. (the “Company”) appointed Scott Carlock as Chief Financial Officer, effective as of July 28, 2014.

From April 2001 to July 2014, Mr. Carlock served in several finance and accounting roles with Yum! Brands, Inc., a $13 billion publicly-traded quick-service restaurant company, including Senior Manager of Finance for KFC US, Business Unit Controller and Senior Manager of KFC and Long John Silver, Associate Manager of SEC Reporting and, most recently, Tax Controller and Director where he led global tax planning and reporting.  Prior to joining Yum! Brands, Inc., Mr. Carlock served as Corporate Controller of PrintCafe, Inc., a $50 million provider of software solutions for the print industry.  From October 1993 to November 2000, Mr. Carlock served in several finance and accounting roles with Mellon Financial Corporation, a $5 billion publicly-traded financial services company, most recently as Vice President Controller of its eCommerce Group.  From September 1990 to October 1993, Mr. Carlock served as an auditor for KPMG, LLP.  He received a Bachelor of Science in Accounting from Bryant College in 1990 and successfully achieved accreditation as a certified public accountant in 1993.

Pursuant to the terms of Mr. Carlock’s offer letter, dated July 7, 2014, Mr. Carlock will be paid an annual base salary of $210,000.  He will also be eligible to receive a performance bonus of 50% of his annual base salary based upon the attainment of mutually agreed upon performance.  Mr. Carlock will be entitled to health benefits and life and long-term disability insurance in amounts standard for all of the Company’s employees.  Mr. Carlock is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage, and participation in the Company’s 401(k) Savings Plan.  Mr. Carlock’s employment may be terminated by either party at any time for any reason.  Mr. Carlock has also agreed to observe the Company's standard confidentiality, non-competition and non-solicitation provisions.

In addition, as a material inducement to enter into employment with the Company and as long-term incentive compensation, on the first day of his employment with the Company (“Date of Grant”), Mr. Carlock will be granted 100,000 shares of restricted stock, of which 50,000 shares will be time-vested (“Time Vested Shares”) and 50,000 shares will be performance-based (“Performance-Based Shares”), which shares will be issued pursuant to the Company’s 2005 Omnibus Long-Term Incentive Plan, as amended, and will be subject to the following vesting schedules:

(a)           The Time-Vested Shares will vest in four equal installments, with 25% vesting on each of the first, second, third and fourth anniversaries of the Date of Grant, provided that Mr. Carlock remains in the continuous employ of the Company through each such vesting date.

(b)           The Performance-Based Shares will vest in four equal installments, provided that Mr. Carlock remains in the continuous employment of the Company from and after the Date of Award and through the respective vesting dates set forth below and the specified price targets set forth below for the Company’s common stock are achieved:

(i)
25% on the first day on which the closing price of the Company’s common stock shall have exceeded $2.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events);

(ii)	25% on the first day on which the closing price of the Company’s common stock shall have exceeded $2.50 for 30 consecutive trading days (as adjusted for stock

(ii)	splits, recapitalizations, reorganizations or similar events);

(iii)
25% on the first day on which the closing price of the Company’s common stock shall have exceeded $3.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events); and

(iv)
25% on the first day on which the closing price of the Company’s common stock shall have exceeded $4.00 for 30 consecutive trading days (as adjusted for stock splits, recapitalizations, reorganizations or similar events).

Additionally, the Company will pay or reimburse Mr. Carlock for moving expenses, including temporary housing, up to $20,000, in accordance with the Company’s relocation policy applicable to executive-level employees.

Mr. Carlock’s offer letter, dated July 7, 2014, is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 in its entirety by reference.

Mr. Carlock’s promotion follows the resignation of William E. Koziel as Chief Financial Officer on July 5, 2014, effective as of July 11, 2014.  Mr. Koziel is not resigning because of a disagreement on any matter relating to the Company’s operations, policies or practices.

In the interim, George Dimitrov, the Company’s Controller, will serve as the Company’s principal financial officer and principal accounting officer.

A copy of the Company’s press release announcing the above is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

On July 10, 2014, the Company issued a press release announcing the appointment of Scott Carlock as Chief Financial Officer of the Company and the resignation of William E. Koziel as Chief Financial Officer.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 (d)	Exhibits.
Exhibit No.	Description	Paper (P) or Electronic (E)

10.1	Scott Carlock Offer Letter, dated July 7, 2014	E

99.1	Press Release, dated July 10, 2014	E

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cosi, Inc.

Date: July 10, 2014	/s/ William E. Koziel
Name: William E. Koziel
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

10.1	Scott Carlock Offer Letter, dated July 7, 2014	E

99.1	Press Release, dated July 10, 2014	E